STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cattleman's Inc

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One " so that, as amended, said Article shall be and read as follows:

DOES HEREBY CERTIFY:

1. The name of the Corporation is Omoplata inc. (the "Corporation")."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article therein numbered "Fourth " so that, as amended, said Article shall be and read as follows:

"Effective as of 5:00 EST on the filing date of this Certificate of Amendment with the Secretary of State of the State of Delaware ("Effective Time"), every One hundred (100) outstanding shares of Common Stock, par value S0.001, of the Corporation issued am outstanding or held in the treasury of the Corporation as of the Effective Time will automatically be combined reclassified and changed into one (I) fully paid and non-assessable share of Common Stock, par value $0.001; provided, however, that no fractions shares shall be issued. Stockholders who would otherwise be entitled to a fractional share will receive one whole share of common stock in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be affected by this Amendment

The aggregate number of Shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of comma stock; having a par value of one tenth of a cent(.001) per a share and Ten Million (10,000,000) shares of preferred stock have a par value: of one cent (.01)."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders said 'corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted i favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Ger era1 Corporation Law of the State of Delaware.

I

N 'WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of July , 2010

s/s Peter Klamka

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Cattleman ‘s Inc,

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Fourth" so that as amended, said Article shall be and read as follows:

The Aggregate number of Shares which the corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock having a par value of one tenth of a cent (.001) per a share and 10,000,000 preferred Stock having par value of.01

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: Thai said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this23rd day of April, 2010.

By:

s/s Peter Klamka

President